CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated February 4, 2005 relating to the financial statements of PRB Gas Transportation, Inc., which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated March 12, 2004, except for Note 7, which is as of July 15, 2004,  relating to the financial statements of TOP Gathering, LLC, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement No. 333-120129  of our report dated January 21, 2005 relating to the statement of assets acquired and liabilities assumed and statements of revenues and direct operating expenses of Certain Gas Gathering Assets of Bear Paw Energy, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 25, 2005